Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this the Registration Statement on Form S-3 of our report dated November 29, 2012 relating to the Statements of Revenues and Direct Operating Expenses of the Acquired Properties pursuant to the November 21, 2012 Contribution Agreement between BreitBurn Operating L.P. and American Energy Operations, Inc., included in the current report on Form 8-K of BreitBurn Energy Partners L.P. dated December 6, 2012.

We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

January 6, 2014